Registration Statement No. 333-162195 Dated March 23, 2010; Rule 433 Page 1

Final Terms of the Notes

Issuer	:	Deutsche Bank AG (London Branch)
Issuer Rating	:	A+ (S&P), Aa3 (Moody’s), AA- (Fitch)
Form of Debt	:	Senior, unsecured
Lead Manager	:	Deutsche Bank Securities
Nominal Amount	:	USD 1,500,000,000
Trade Date	:	23 March 2010
Issue Date	:	30 March 2010
Maturity Date	:	30 March 2015
Coupon	:	3.45%
Spread to Benchmark	:	1.10%
Benchmark	:	UST 2.375% February 2015
Reoffer Price	:	99.827%
Reoffer Yield	:	3.488%
Fees	:	0.25%
All-in Price	:	99.577%
All-in Yield	:	3.543%
Day Count Basis	:	30/360, unadjusted following
Payment Dates	:	Semi-annual payable 30 March and 30 September
Early Termination	:	None
Redemption	:	100.00%
Business Days	:	New York
Listing	:	None
Denominations	:	$1,000
ISIN	:	US2515A0U761
CUSIP	:	2515A0 U7 6
Co-leads	:
Banca IMI S.p.A.
BNY Mellon Capital Markets, LLC
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Credit Agricole Securities (USA) Inc.
FIFTH THIRD SECURITIES, INC.
ING Belgium SANV
Jefferies & Company, Inc.
KeyBanc Capital Markets Inc.
Lloyds TBS Bank plc
Loop Capital Markets, LLC
Santander Investment Securities, Inc.
Samuel A. Ramirez & Co., Inc.
U.S. Bancorp Investments, Inc.
1% 1% 1% 1% 1% 1% 1% 1% 1% 1% 1% 1% 1%
Settlement	:	DTC and Euroclear/Clearstream
Calculation Agent	:	Deutsche Bank AG, London
Documentation	:	SEC Registered

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1(800) 503-4611.